Exhibit 10.4

                       INTELLIGENT ELECTRONICS, INC.
                          411 EAGLEVIEW BOULEVARD
                         EXTON, PENNSYLVANIA 19401


                                   March 25, 1996


Mr. Thomas J. Coffey
c/o Intelligent Electronics, Inc.
411 Eagleview Boulevard
Exton, PA  19341

Dear Tom:

          Reference is made to Greg Pratt's letter to you of April 17, 1995 (the "Offer Letter"), which we have agreed to amend as set forth in this letter:

          1. Effective April 1, 1996, your annual base compensation will be $350,000, which will not be reduced without your consent before April 1, 1999.

          2. Your minimum bonus for fiscal 1996 (ending February 1, 1997) will be $100,000.

          3. All accounting and financial personnel of IE and, while they are wholly-owned subsidiaries of IE, of TFN, XL Connect and other IE affiliates, will report to you in your capacity as IE Senior Vice President and Chief Financial Officer, directly or indirectly as determined by the Chief Executive Officer of IE. You will continue to report directly to the Chief Executive Officer of IE.

          4. The principal place at which you will perform your services will be in the Philadelphia-Exton, Pennsylvania area.

          5. You will be entitled to serve on the Board of Directors of two public companies, provided that such companies do not compete with IE and that such service does not interfere with the performance of your services for IE.

          6. We will seek mutually to increase your experience in and responsibility for operations of TFN and XL Connect while they are wholly-owned subsidiaries of IE.

          7. Should IE terminate your employment for any reason except cause, including but not limited to moral turpitude, on or before April 1, 1999, then you will have the right to continue to receive your base compensation plus all benefits then in effect, including the continuation in the vesting of any previously- granted IE stock options, until April 1, 1999; provided, however, that if such termination occurs before April 1, 1998, the amount of base compensation in excess of $350,000 included within your severance will be reduced by all compensation earned by you from all sources from the date of such termination until March 31, 1999.

          8. If your compensation from IE and its affiliates during fiscal 1997 (ending January/February 1998) is less than $450,000, and you voluntarily terminate your employment after IE files its Form 10-K with the SEC for that year, then you will have the right to continue to receive your base compensation plus all benefits then in effect, including the continuation in the vesting of any previously-granted IE stock options, until April 1, 1999.

          9. You will be considered for the grant of XL Connect stock options if and when IE employees are so considered.

          10. As amended by this letter, the Offer Letter continues in effect in accordance with its terms. Please signify your acceptance of this letter by executing in the space provided below.

                              Sincerely,

                              INTELLIGENT ELECTRONICS, INC.


                              /s/ Richard D. Sanford
                              Richard D. Sanford, Chairman
                               and Chief Executive Officer


ACCEPTED:


/s/ Thomas J. Coffey
- -------------------------
Thomas J. Coffey


Date: March 25, 1996